As filed with the Securities and Exchange Commission on November 4, 2009.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORCE PROTECTION, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA	84-1383888
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9801 Highway 78, Building No. 1, Ladson, South Carolina

(Address of Principal Executive Office)( Zip Code)

FORCE PROTECTION, INC.

DEFERRED COMPENSATION PLAN

(Full title of the plan)

Lenna Ruth Macdonald

Force Protection, Inc.

9801 Highway 78, Building No. 1

Ladson, South Carolina

(Name and address of agent for service)

(843) 574-7000
(Telephone Number, including area code, for agent for service)

Copy to:

John J. Concannon, Esq.

Bingham McCutchen LLP

One Federal Street

Boston, Massachusetts  02110

Telephone:  (617) 951-8000

Facsimile:  (617) 951-8736

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Deferred Compensation Plan Obligations (1)	$33,000,000 (2)	100%	(1)	$33,000,000 (2)	$$1,841.40

(1)           Relates to Deferred Compensation Plan Obligations pursuant to the Force Protection, Inc. Deferred Compensation Plan. The Deferred Compensation Plan Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Force Protection, Inc. Deferred Compensation Plan.

(2)           The amount being registered is based upon an estimate of the amount of compensation to be deferred by participants in the Deferred Compensation Plan and is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(o) and (h) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Force Protection, Inc., a Nevada corporation (the “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) relating to $33,000,000 of unfunded and unsecured obligations (the “Obligations”) of the Company issuable under the Deferred Compensation Plan (the “Plan”).

Item 1.  Plan Information. *

Item 2.  Registrant Information and Employee Plan Annual Information. *

*  Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)          The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 26, 2009;

(b)         All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s annual report referred to in (a) above; and

(c)          The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-33253) filed on January 12, 2007 under Section 12(b) of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

This Registration Statement covers $33,000,000 of Obligations to be offered pursuant to the Plan. Under the Plan, a select group of management or highly compensated employees, including the Company’s executive officers, as determined in its sole discretion by the Company’s Board of Directors or the committee appointed by the Board of Directors, may participate in the Plan.  The Plan is not intended to meet the qualifications of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), but is intended to constitute a plan of deferred compensation that complies with the requirements for deferral of income taxation under Section 409A of the Code of 1986.

The initial Plan year will begin as of November 1, 2009 and end on December 31, 2009 and subsequent Plan years will begin on January 1 and end on December 31.  During the initial Plan year, eligible employees will be able to defer up to 85% of their November and December salary and up to 16% of any 2009 annual bonus paid in 2010.  For subsequent Plan years, eligible employees may defer up to 85% of their annual salary and up to 85% of any annual bonus on a pre-tax basis.  All participant deferrals shall be 100% vested.

In addition, the Company may elect to make matching contribution on cash compensation that could not be recognized under the Company’s tax-qualified Section 401(k) plan due to the Code Section 401(a)(17) compensation limit, which is $245,000 for 2009.  The Plan matching contribution will be equal to the matching contribution established for the Company’s 401(k) plan.  For the initial Plan year, all participants in the Plan will receive a 3% match on 2009 cash compensation above $245,000.  For 2010, all participants in the Plan will receive a 4% match on the 2010 cash compensation above the Code Section 401(a)(17) compensation limit in 2010.  Under the terms of the Plan, the Company may also provide discretionary contributions to participants in subsequent years.

The participants will be provided with investment options for the deferred funds as determined by the Company’s Board of Directors or Board appointed committee.  In no event shall the deferred funds be invested in the Company’s common stock.  The Obligations are not convertible into any other security of the Company.

Deferred funds may be distributed as more specifically provided in the Plan, during employment, following separation of employment, upon retirement and in the event of disability or death.  Upon separation of service with the Company within two years following a change of control of the Company, participants will receive vested account balances in the form of a lump-sum payment within ninety days of termination.  The Obligations are not subject, in any manner, to anticipation, sale, transfer, assignment or encumbrance and shall not be assigned as security for a loan.

The Plan does not require the Company to establish any trust, escrow account, or other mechanism to hold the participant deferrals and Company contributions.  However, the Company has established a grantor trust, known as a “rabbi trust,” to hold participant deferrals and Company contributions.  While participants shall have a beneficial interest in the trust’s assets, to the extent provided under the terms and conditions of the trust agreement and the Plan only, no participant in the Plan has any preferred claim to any assets of the trust.  The assets of the rabbi trust are available to general creditors of the Company in the event of the Company’s insolvency.

The Company may amend the Plan at any time, except that no such amendment or termination shall adversely affect a Participant’s right to Obligations in the amount of the Participant’s accounts as of the date of such amendment or termination.  The Company may terminate the Plan at any time and pay the participants their vested Obligations in a single lump sum or on a schedule determined by the Board of Directors.

The obligations of the Company under the Plan are general unsecured obligations.  Participants in the Plan shall have the status of general unsecured creditors of the Company.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes (the “Nevada Statute”) permits a corporation to indemnify any person in any proceeding (except an action by or in the right of the corporation) by reason of being a director or officer of the corporation for expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. A corporation may indemnify any person in any action by or in the right of the corporation to procure a judgment in its favor by reason of being a director or officer of the corporation for expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred, except that indemnification may not be made for any matter as to which such a person has been finally adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be eligible for indemnification, the person to be indemnified must not be found to have breached his fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.7502 of the Nevada Statute also provides that to the extent a director or officer has been successful on the merits or otherwise in defense of any such action, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred. Section 78.752 of the Nevada Statute permits a corporation to purchase and maintain insurance or make other financial arrangements on behalf of the corporation’s directors and officers for any liability and expenses incurred by them in such capacity, whether or not the corporation has the authority to indemnify them against such liability and expenses.

The Registrant’s charter provides that the Registrant shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the Registrant against any claim, liability or expenses arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the Registrant or because he was a director, officer, agent, fiduciary or employee of the Registrant or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the Registrant’s request. The Registrant shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

The Registrant’s by-laws provide that the Registrant shall indemnify any director, officer, agent, fiduciary or employee of the Registrant, or any person serving another entity in such capacity at the request of the Registrant, against reasonably incurred expenses (including any attorneys’ fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by a majority vote of a meeting of the board of directors at which a quorum is present (excluding directors that are parties to the proceeding) that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the Registrant, that his conduct was in the Registrant’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Registrant’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.  No such determination by the board of directors is required where such person was wholly successful in defense of the action as to which he was entitled to indemnification or if indemnification is ordered by a court of competent jurisdiction.  If a quorum of directors not parties to the proceeding cannot be obtained, then the determination shall be made by a majority vote of a committee of the board of directors consisting of two or more directors not parties to the proceeding.  If such a quorum of the board of directors cannot be obtained and such a committee cannot be established, or the board of directors or committee so directs, the determination shall be made by independent legal counsel or by a vote of the shareholders.

Reasonable expenses, including attorney’s fees, incurred in defending an action, suit or proceeding on behalf of an indemnified person may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation of the indemnified person’s good faith belief that he has met the standards of conduct prescribed in the Registrant’s by-laws, a written undertaking to repay such advances if it is ultimately determined that he did not meet the prescribed standards of conduct and a determination is made as described in the preceding paragraph that the facts as then known would not preclude indemnification.  Any indemnification or advance of expenses to a director arising out of a proceeding by or on behalf of the Registrant shall be reported in writing to the stockholders with or before the notice of the next stockholder’s meeting.

In addition, pursuant to certain Indemnification Agreements (the “Indemnification Agreements”) between the Registrant and its directors and officers, the Registrant agreed to indemnify such directors and officers to the fullest extent permitted by the laws of the State of Nevada. Among other things, the Indemnification Agreements provide indemnification procedures, advancement of expenses during proceedings subject to indemnification, indemnification for claims of contribution,  and mechanisms for reviewing executive conduct in connection with a claim for indemnification.

The Registrant also maintains a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description

3.1

Articles of Incorporation of Force Protection, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on September 15, 2008).

3.2

Certificate of Amendment to Articles of Incorporation of Force Protection, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report Form 10-K for the fiscal year ended December 31, 2007 filed on September 15, 2008).

Exhibit Number	Exhibit Description

3.3	Certificate of Amendment to Articles of Incorporation of Force Protection, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 26, 2008)

3.4	Second Amended and Restated By-Laws of Force Protection, Inc. (incorporated by referenced to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed November 26, 2008).

5.1	Opinion of counsel (filed herewith).

10.1	Force Protection, Inc. Deferred Compensation Plan (filed herewith).

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page hereto).

Item 9.  Undertakings

1.  Item 512(a) of Regulation S-K:

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  Item 512(b) of Regulation S-K.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Item 512(h) of Regulation S-K.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ladson, State of South Carolina, on this 6th day of November, 2009.

FORCE PROTECTION INC.

By:	/s/ Michael Moody
Name: Michael Moody
Title: President and Chief Executive Officer (principal executive officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Moody, Charles Mathis and Lenna Ruth Macdonald, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 6th day of November, 2009.

Signature	Capacity

/S/ MICHAEL MOODY	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)
Michael Moody

/S/ CHARLES MATHIS	Chief Financial Officer (principal financial and accounting officer)
Charles Mathis

/S/ LTG ROGER G. THOMPSON, JR.	Director
LTG Roger G. Thompson, Jr. (Ret.)

/S/ JOHN S. DAY	Director
John S. Day

/S/ B. HERB ELLIS	Director
B. Herb Ellis

/S/ KENNETH A. MERLAU	Director
Kenneth A. Merlau

/S/ JOHN W. PAXTON, SR.	Director
John W. Paxton, Sr.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1

Articles of Incorporation of Force Protection, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on September 15, 2008).

3.2

Certificate of Amendment to Articles of Incorporation of Force Protection, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report Form 10-K for the fiscal year ended December 31, 2007 filed on September 15, 2008).

3.3	Certificate of Amendment to Articles of Incorporation of Force Protection, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 26, 2008)

3.4	Second Amended and Restated By-Laws of Force Protection, Inc. (incorporated by referenced to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed November 26, 2008).

5.1	Opinion of counsel (filed herewith).

10.1	Force Protection, Inc. Deferred Compensation Plan (filed herewith).

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page hereto).